Exhibit 99.1

Lennox Announces Key Leadership and Portfolio Changes

•	Gary Bedard appointed as President of the Residential segment; Doug Young, current President, retiring after a distinguished 24-year career

•	Company exploring strategic alternatives for the Refrigeration segment’s European operations

•	Refrigeration to be consolidated with the Commercial segment to accelerate productivity and growth

DALLAS, November 17, 2022 – Lennox International Inc. (NYSE: LII), a leader in energy-efficient climate control solutions, today announced the appointment of Gary Bedard as President of the Residential business segment, effective January 1, 2023. Bedard succeeds Doug Young, who is retiring following a distinguished 24-year career at the company. Young’s retirement is effective June 30, 2023, to ensure a seamless transition and maintain momentum on critical business initiatives, including share gain opportunities.

For the last five years, Bedard led the Refrigeration segment and previously spent 19 years in the Residential business in general management, sales, product, and marketing leadership roles. From 2007 to 2017, he led the Lennox Residential business, during which time the business experienced consistent market share gains. “Gary is a seasoned leader with a long track record of success over his 24 years at Lennox,” said CEO Alok Maskara. “Our Residential business is well-positioned for long-term share growth and margin expansion under Gary’s leadership.”

“I’d like to thank Doug for his significant and far-reaching contributions to Lennox,” said Maskara. “To drive growth and profitability, Doug and the Residential team expanded the Lennox distribution network and built three manufacturing facilities in Mexico. The team also introduced the most energy-efficient heating and cooling solutions in the industry and a controls platform with industry-leading prognostic and diagnostic capabilities.” Under Doug’s leadership of the Residential segment, revenue doubled to more than $3 billion, profit tripled to more than $600 million, and profit margin expanded more than 600 basis points to over 18%.

The company also announced the decision to explore strategic alternatives for its European commercial HVAC and refrigeration businesses, which represent approximately 5% of the company’s revenue. “This decision is consistent with our focus on North America, where we are best positioned to achieve our revenue growth and profit margin targets,” said Maskara.

The company will continue to invest in its high-performing North American Heatcraft Refrigeration Products (HRP) business, which will become part of the Commercial segment under the leadership of Joe Nassab. The company will start reporting its financial results in two segments, Residential and Commercial, effective January 1, 2023. “We are excited to have Joe lead the newly combined Commercial segment to accelerate growth and deliver the full profit potential,” Maskara said. “Joe is a 12-year veteran of the company, with a record of strong growth and margin expansion leading our Allied Air business before taking over as President of the Commercial business segment earlier this year.” Maskara added, “With an even sharper focus on North America, Lennox has significant opportunities ahead to accelerate profitable growth over the coming years under the leadership of Gary and Joe in our Residential and Commercial businesses respectively.”

Lennox International Investor Day

Lennox International will be hosting its 2022 Investor Day in New York City on Wednesday, December 14, beginning at 8:30 a.m. Eastern time. CEO Alok Maskara, CFO Joe Reitmeier, and additional members of the executive management team will provide an in-depth overview of the strategic vision, business strategy, and product portfolio, as well as key initiatives related to innovation, capital allocation, and sustainability.

To register to attend in person, contact Lennox International Investor Relations at investor@lennoxintl.com. For those unable to attend in person, a live webcast will be available at www.lennoxinternational.com. Following the event, the webcast will be archived on the company website for replay.

About Lennox International

Lennox International Inc. is a leader in energy-efficient climate-control solutions. Dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing their carbon footprint, we lead the field in innovation with our cooling, heating, indoor air quality, and refrigeration systems. Lennox International stock is listed on the New York Stock Exchange and traded under the symbol LII. Additional information on Lennox International is available at www.lennoxinternational.com or by contacting Steve Harrison, Vice President, Investor Relations, at 972-497-6670.